UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 26, 2007

MONSTER WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21571	13-3906555
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

622 Third Avenue
New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 351-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02                                       RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On July 30, 2007, Monster Worldwide, Inc. (the “Company”) announced its results of operations for the second quarter and six months ended June 30, 2007.  A copy of the Company’s press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Included in the press release and the supplemental financial information issued by the Company and furnished herewith as Exhibits 99.1 and 99.2, are certain non-GAAP financial information as additional information for its operating results.  These measures are not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from non-GAAP measures reported by other companies.  The Company believes that its presentation of non-GAAP measures, such as operating income before depreciation and amortization, free cash flow and net cash provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations.  In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Operating income before depreciation and amortization (“OIBDA”) is defined as income from operations before depreciation, amortization of intangible assets and amortization of stock based compensation.  The Company considers OIBDA to be an important indicator of its operational strength.  This measure eliminates the effects of depreciation, amortization of intangible assets and amortization of stock based compensation from period to period, which the Company believes is useful to management and investors in evaluating its operating performance.  OIBDA is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.

Free cash flow is defined as cash flow from operating activities less capital expenditures.  As a result of the adoption of SFAS 123(R) in 2006, free cash flow amounts in 2005 and 2006 have been adjusted to exclude the income tax benefits on stock option exercises.  Free cash flow is considered a liquidity measure and provides useful information about the Company’s ability to generate cash after investments in property and equipment.  Free cash flow is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.  Free cash flow does not reflect the total change in the Company’s cash position for the period and should not be considered a substitute for such a measure.

Net cash is defined as cash and cash equivalents plus marketable securities, less total debt.  The Company considers net cash to be an important measure of liquidity and an indicator of its ability to meet its ongoing obligations.  The Company also uses net cash, among other measures, in evaluating its choices for capital deployment.  Net cash presented herein is a non-GAAP measure and may not be comparable to similarly titled measures used by other companies.

The operating expenses included in the Company’s outlook ranges are non-GAAP financial measures within the meaning of Regulation G as promulgated by the Securities and

Exchange Commission because, among other things, they do not include legal costs and expenses that the Company will incur as a result of its historical stock option granting practices.  Because the Company cannot reasonably estimate or predict these costs and expenses, the Company cannot calculate the most directly comparable GAAP measure of operating expenses that would include such legal costs and expenses.  Therefore, the Company cannot reconcile the non-GAAP measure to the most directly comparable GAAP measure.  While the amount of the legal costs and expenses associated with the Company’s historical stock option granting practices is likely to be material, the Company believes that such costs and expenses are of limited significance to an evaluation of the Company’s business fundamentals, since such costs and expenses bear little relation to the Company’s core business or operating prospects.  Additionally, non-GAAP operating expenses exclude severance costs for former executive officers and anticipated restructuring charges.  While the aggregate restructuring charge can be estimated, the Company cannot determine the precise amount of the charge to be taken each period.  As a result, the Company is unable to reconcile the projected non-GAAP operating expenses to a projection calculated in accordance with GAAP.

ITEM 2.05                                       COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On July 30, 2007, the Company announced a series of strategic restructuring actions that are intended to position the Company for sustainable long-term growth in the rapidly evolving global online recruitment advertising industry.  A copy of the Company’s press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.  The Company’s Board of Directors committed to the restructuring plan on July 26, 2007.

The restructuring plan includes an anticipated reduction in the Company’s current workforce by approximately 800 associates, or 15% of its full-time staff, beginning immediately and into 2008.  The Company anticipates the majority of the reductions will occur by the end of this year.  The plan also includes fixed asset write-offs, accelerated depreciation for assets to be phased out, costs relating to the consolidation of certain office facilities, contract termination costs, relocation costs and professional fees.  The restructuring plan arose out of a review commencing in the second quarter of 2007 by the Company’s current executive management team of the Company’s cost structure and organizational structure.  The restructuring is intended to realign the Company’s structure to permit investment in key areas that will improve the customer experience and foster revenue growth and margin expansion.

As a result of the restructuring initiatives, the Company expects to record a cumulative pre-tax charge within the range of $55 million to $70 million, beginning in the third quarter of 2007 and into 2008.  The breakdown of the expected pre-tax cumulative charge is as follows:

Category	Range
Employee Severance	$26 million – $33 million
Fixed Asset Write-Offs	$6 million – $8 million
Accelerated Depreciation	$8 million – $11 million
Consolidation of Office Facilities	$6 million – $8 million
Other (Contract termination costs, relocation costs and professional fees)	$9 million – $10 million

Of the aggregate pre-tax charge, the Company expects to incur approximately $41 million to $51 million in cash expenditures.  Approximately $14 million to $19 million of the pre-tax charge will be non-cash, primarily related to fixed asset write-offs and accelerated depreciation.

The Company expects these actions to be substantially completed by the end of 2008.

ITEM 7.01             REGULATION FD DISCLOSURE.

The Company has provided certain supplemental financial information that can be accessed directly at http://www.monsterworldwide.com/Q207.pdf or through the Company’s Investor Relations website at http://ir.monsterworldwide.com.  This information is attached hereto as Exhibit 99.2.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

	99.1	Press Release of the Company issued on July 30, 2007 relating to its second quarter 2007 results and announcing a restructuring plan.

	99.2	Supplemental Financial Information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.
(Registrant)

By:	/s/ Salvatore Iannuzzi
Name:	Salvatore Iannuzzi
Title:	Chairman of the Board, President and Chief Executive Officer

Date:  July 30, 2007